Exhibit 99.1

Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION CALLS FOR REDEMPTION

OF ALL OUTSTANDING 7.50% SENIOR NOTES

Boston, Massachusetts – June 19, 2009 – American Tower Corporation (NYSE: AMT) announced today the call for redemption of the principal amount of its 7.50% senior notes due 2012 that remains outstanding following the expiration of its previously announced tender offer on June 23, 2009. The redemption date has been set for July 20, 2009. In accordance with the redemption provisions of the notes and the indenture for the notes, the notes will be redeemed at a price equal to 101.875% of the principal amount. In addition, the Company will pay accrued and unpaid interest on the redeemed notes up to, but excluding, the redemption date. The Company intends to use available cash on hand to fund the redemption.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 25,000 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

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